EXHIBIT 99.1

BioLife Solutions Announces Preliminary Revenue for Q3 2014 of $1.2 Million

Year-to-date Core Product Revenue up 27% Over 2013

BOTHELL, WA— October 6, 2014 —BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues  (“BioLife” or the “Company”), today announced preliminary revenue of $1.2 million for the third quarter of 2014. Revenue from sales of BioLife’s core proprietary biopreservation media products was $1.2 million, representing 15% sequential growth over the second quarter of 2014, and an increase of 24% over the same quarter in 2013.

For the nine months ending September 30, 2014, preliminary core product revenue was $3.5 million, an increase of 27% over the same period in 2013. This growth is in line with management’s goal of 25% - 35% annual core product revenue growth.

Mike Rice, BioLife’s President and CEO, commented on the third quarter by stating, “We experienced strong demand for HypoThermosol and CryoStor in the quarter from our core markets as well as our worldwide distribution partners. While we continue to expect fluctuations in ordering patterns as our customers progress through their clinical trials processes, we remain optimistic about core product revenue growth over last year.”

Rice continued, “We are also looking forward to the launch of our beta customer program with biologistex CCM, our new joint venture with SAVSU Technologies.  We have a significant growth opportunity in marketing the smart EVO™ controlled temperature containers for biologics to our current customers and broader strategic markets.  We are also making good progress with manufacturing startup operations in support of the multi-year contract manufacturing agreement we executed with Somahlution during the third quarter.”

A 2013 visiongain Translational Regenerative Medicine market research report forecasts that the regenerative medicine market comprised of cell and gene therapies and tissue-engineered products will grow to more than $23 billion by 2024. BioLife estimates that the Company’s biopreservation media products are now incorporated into the collection, storage, shipping, freezing, and/or patient administration processes of at least 130 customer clinical trials or novel cell-based regenerative medicine products and therapies.  Additional management estimates related to use of BioLife products in customer clinical trials include:

●	More than a dozen phase III trials
●	More than 60 phase II trials
●	Most large patient population disease states are covered by BioLife customer trials including various cancers, heart disease, vision loss, movement loss, stroke, and multiple sclerosis
●	Specific to cancer, BioLife has more than a dozen customers working to commercialize cell-based immunotherapies

In December 2013, the IMARC Group published its Global Healthcare Cold Chain Logistics Market Report & Forecast.  This includes a forecast that the demand for cold chain packaging and instrumentation services will grow from $3.2 billion in 2013 to $5.1 billion in 2018.

On September 30, 2014, BioLife announced the formation of biologistex CCMSM, a joint venture with SAVSU Technologies, to commercialize and market SAVSU’s state of the art smart EVO™ precision thermal shipper for temperature sensitive biologics.  More information can be found here:

BioLife Solutions Forms biologistex CCM(SM) Joint Venture with SAVSU® Technologies to Market Intelligent, Controlled Temperature Containers for Biologics

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, new products, and third party projections regarding the future market for regenerative medicine and cold chain packaging and instrumentation services. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; reliance upon SAVSU for completing the development and manufacturing of biologistex CCM’s products; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com